EXHIBIT 16.1

Cordovano and Honeck LLP

88 Inverness Circle E., Bldg. M-103

Englewood, CO 80112

February 9, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated February 11, 2010, of BlastGard International, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2008 and 2007 and any subsequent interim period through the date of dismissal.

Very truly yours,

Mr. Cole Honeck, CPA

Cordovano and Honeck LLP

Certified Public Accountants

Englewood, CO